Exhibit 3.2

Amendments to Bylaws

1.     Article II, Section 13 -- amended and restated in its entirety [applicable to shareholders’ meetings held after the 2016 Annual Meeting]:

“Section 13. Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals.

(a)     The matters to be considered and brought before any annual or special meeting of shareholders of the corporation shall be limited to only such matters, including the nomination and election of directors, as shall be properly brought before such meeting in compliance with the procedures set forth in this Section 13.

(b)     (1)     Nominations of persons for election to the Board of Directors of the corporation and the proposal of other business to be considered by the shareholders at an annual meeting may be made only: (i) pursuant to the corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by a shareholder of the corporation who was a shareholder of record on the date the notice provided for in this Section 13 is delivered to the Secretary of the corporation, who is entitled to vote at the annual meeting and who complies with the procedures set forth in this Section 13. For any nomination or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of this subsection (b)(1), the shareholder must give timely notice thereof in proper form in writing to the Secretary, as provided in this Section 13(b), and any such proposed business, other than the nomination of persons for election to the Board of Directors, must constitute a proper matter for shareholder action.

(2)     To be timely, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary of the corporation at the principal executive office of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the shareholder’s notice shall be given in the form and manner provided herein not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the tenth day following the day the date of such annual meeting is first publicly announced or disclosed. In addition, to be timely, a shareholder’s notice shall be updated so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting, and such updated notice shall be delivered to the Secretary of the corporation at the principal executive office of the corporation not later than five (5) business days after the record date for the meeting.

(3)     To be in proper form, a shareholder’s notice to the Secretary must include the following information:

(A)     As to the shareholder giving the notice and the beneficial owner , if any, on whose behalf the nomination is made or the business is proposed, as applicable, the shareholder’s notice must set forth: (i) the name and address of such shareholder, as they appear on the corporation’s books, of such beneficial owner and of their respective affiliates and associates; (ii) the class or series and number of shares of the corporation which are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by such shareholder, such beneficial owner and their respective affiliates and associates; (iii) any derivative positions held of record or beneficially by such shareholder, such beneficial owner and their respective affiliates and associates related to, or the value of which is derived in whole or in part from, the value of the corporation’s shares and whether and the extent to which any hedging, derivative or other transaction has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, any such person with respect to the corporation’s shares; (iv) a description of all agreements, arrangements or understandings with respect to the nomination or other proposal between or among such shareholder, such beneficial owner or any of their respective affiliates or associates, and each proposed nominee, if any, and any other person or persons (naming such person or persons); (v) any other information regarding such shareholder, such beneficial owner and their respective affiliates and associates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a solicitation of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (v) a representation that such shareholder is a holder of record of stock of the corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make such nomination or propose the business set forth in the shareholder’s notice; and (vi) with respect to any proposal other than a nomination for election of directors, a statement whether such shareholder, such beneficial owner or any of their respective affiliates or associates intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal and/or otherwise solicit proxies from shareholders of the corporation in support of such proposal.

(B)     As to each individual, if any, whom the shareholder proposes to nominate for election to the Board of Directors, the shareholder’s notice must, in addition to the matters set forth in clause (A) of this subsection (b)(3), also set forth: (i) the same information with respect to such individual as is required in clause (A) (i) through (iii) of this subsection (b)(3) with respect to the shareholder providing notice, any beneficial owner on whose behalf the notice is provided, and their respective affiliates and associates; and (ii) all other information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection a solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The corporation may also require any proposed nominee to furnish such other information, including completion of the corporation’s directors questionnaire, as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director under the various rules and standards applicable to the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(C)     As to any other business that the shareholder proposes to bring before the annual meeting, the shareholder’s notice must, in addition to the matters set forth in clause (A) of this subsection (b)(3), also set forth: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the text of the proposal or business (including the text of any resolutions to be proposed for consideration by the shareholders); and (iii) a description of any material interest of such shareholder, the beneficial owner, if any, on whose behalf the proposal is being made, and their respective affiliates and associates in such business.

(c)     Only such business as shall have been brought before the meeting pursuant to the corporation’s notice of meeting may be conducted at a special meeting of shareholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by a shareholder of the corporation who was a shareholder of record on the date the notice provided for in this Section 13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the procedures set forth in this Section 13. In the event that the corporation calls a special meeting of shareholders for the purpose of electing one or more persons to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the shareholder’s notice required by subsection (b) of this Section 13 is delivered to, or mailed and received by, the Secretary of the corporation at the principal executive office of the corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first publicly announced or disclosed. In addition, to be timely, a shareholder’s notice shall be updated so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting, and such updated notice shall be delivered to the Secretary of the corporation at the principal executive office of the corporation not later than five (5) business days after the record date for the meeting.

(d)     In no event shall the postponement or adjournment of an annual or special meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 13.

(e)     For purposes of this Section 13, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission.

(f)     Only such persons who are nominated in accordance with the procedures set forth in this Section 13 shall be eligible for election as directors of the corporation, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 13.

(g)     Notwithstanding the foregoing provisions of this Section 13, a shareholder seeking to include a proposal in a proxy statement that has been prepared by the corporation to solicit proxies shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13. Nothing in this Section 13 shall be deemed to affect any rights of (i) shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) holders of any class or series of stock of the corporation having a preference over the corporation’s common stock as to dividends or upon liquidation to elect directors under specified circumstances.

(h)     Except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, the chairman presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 13, and, if any proposed nomination or business is not in compliance with this Section 13, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 13, unless otherwise required by law, if the shareholder or a qualified representative of the shareholder does not appear at the annual or special meeting of shareholders of the corporation to present any such nomination or proposed business, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation.”

2.     Article III, Section 7 -- deleted [applicable to shareholders’ meetings held after the 2016 Annual Meeting]

3.     Article II, Section 11 -- second sentence of the first paragraph amended as noted:

“Except as provided in ~~Article 6 of~~ the Articles of Incorporation with respect to the election of directors, if a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater vote is required by law, the Articles of Incorporation or these Bylaws.”

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